NEWS RELEASE

Immediate
Investors Contact: John Ge, Investor Relations Manager 262-636-8434 j.ge@na.modine.com
Media Contact: Lori Stafford, Corp. Comm. Manager 262-636-1001 l.stafford@na.modine.com

Modine Expands Global Presence through Acquisition in Asia

     Racine, WI, April 29, 2004 - Modine Manufacturing Company (NASDAQ: MODI) announced today, with the signing of a definitive asset purchase agreement, a major expansion into Asia through the acquisition of the Automotive Climate Control Division ("ACC") of WiniaMando Inc. The acquisition is expected to increase Modine's revenue by more than 15%, provide many complementary products and leverage Modine's significant technology investment. The acquired business, which is headquartered in South Korea, designs and manufactures heating, ventilating, and air conditioning (HVAC) systems for commercial vehicles, trucks, buses, and trains as well as other heat transfer components, such as oil coolers and charge air coolers. "It's a great fit for us, giving us a strong presence in Asia, supplementing our existing research facilities and products, and aligning us with other leading vehicular manufacturers," said David Rayburn, Modine's President and Chief Executive Officer.
     The purchase price is approximately four times EBITDA (earnings before interest, taxes, depreciation, and amortization) or $88 million, including $83 million in cash plus the assumption of certain long-term liabilities. In calendar 2003, ACC generated approximately $184 million in sales, $14 million in pretax operating income, and $23 million in EBITDA. Modine expects the ACC division to grow its sales and operating income in 2004 and be accretive to earnings immediately upon closing, adding between 7 and 11 cents per share to its current 2004-2005 fiscal year, recognizing the partial year impact of the acquisition. The acquisition will be financed through a draw down of excess cash and utilization of existing credit lines.
     "We are committed to increasing returns to shareholders through very targeted and strategically aligned investments, such as the acquisition of this thermal management business in Asia," said Brad Richardson, Chief Financial Officer. Richardson said this acquisition meets Modine's growth and financial performance criteria by being accretive to our margins, our return on capital employed, and generating positive cash flow to preserve financial flexibility.
     The purchase of ACC will serve as the foundation for Modine-Asia, providing a base for further expansion and growth and accelerating Modine's entry into Asia. ACC owns a state-of-the-art wind tunnel, research center and manufacturing plant in South Korea, and a wholly owned facility in Shanghai, China, as well as a 50/50 joint venture in Hefei, China. "The vehicle wind tunnel and technical center give us a strong technical presence in another strategic geographic area, complementing our existing research and testing capabilities in North America and Europe," continued Rayburn.

The acquired assets and business provide Modine with access to some of the fastest growing vehicular markets in the world, including Korea and China. "This acquisition will bring Modine new customers, including Hyundai/Kia and Ssangyong, which allows us to further diversify our overall global customer base," added Rayburn. Hyundai/Kia, one of the fastest growing car companies in the world, will become one of Modine's key customers. Modine looks forward to further developing its relationship with these new customers after the acquisition.
     In addition, the Asian presence will allow Modine to support existing and new customers with outstanding solutions on a global basis, providing power train and engine cooling products, such as radiators, charge air coolers, oil coolers, condensers and exhaust gas recirculation coolers for automotive, truck, and off-highway equipment manufacturers. Longer term this brings Modine emerging technologies in the arena of fuel cells and advanced refrigerant (CO2) technologies. The two companies will also merge their technology and product expertise in the vehicular HVAC markets. Modine's HVAC expertise spans medium and heavy-duty truck as well as construction and agricultural equipment, in contrast ACC's focus is on commercial vehicles, buses and trains. "This business will provide Modine with HVAC systems skills and additional technical recognition within the industry," said Rayburn.
     The closing of the acquisition is expected by mid-summer 2004, and is subject to the satisfactory completion of regulatory approvals and other terms and conditions that must be met prior to closing. Modine has assembled an integration team to ensure a smooth transition of the business. Modine management will discuss additional details regarding the acquisition during a scheduled investor conference call regarding fiscal year-end results on May 6, 2004 at 8:30 a.m. Central Daylight Time. Modine was advised by Credit Suisse First Boston on the acquisition.
     WiniaMando Inc. was founded in 1962 and has been owned since 1999 by a consortium of private equity investors. ACC is recognized as a pioneer in automotive climate control since first beginning the production of heat exchange components in 1969. Today, ACC employs nearly 700 workers, and manufactures air conditioning systems for commercial vehicles, buses and trains plus heat transfer components such as oil coolers and charge air coolers. ACC also produces aluminum heater cores, evaporators, charge air coolers, and PF (Parallel Flow) style condensers.
     Modine, a $1.1 billion dollar company, specializes in thermal management, bringing heating and cooling technology to diversified markets, employing nearly 8,000 people at 34 production facilities worldwide. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. Additional information about Modine and photographs of the acquired and its products can be found on the Internet at www.modine.com.

This news release contains statements, including information about future financial performance, accompanied by phrases such as "believes," "estimates," "expects," "plans," "anticipates," "will," "intends," and other similar "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, which are identified on page 25 of the Company's 2003 Annual Report to Shareholders and other recent Company filings with the Securities and Exchange Commission. In addition, this news release contains forward-looking statements regarding the consummation of the proposed transaction, the benefits of the proposed transaction, and incremental business. These forward-looking statements are particularly subject to a number of risks and uncertainties, including regulatory approvals, international economic changes and challenges; continued market acceptance and demand for the acquired business' products and technologies, and the ability of Modine to integrate the acquired operations and employees in a timely and cost-effective manner. Modine does not assume any obligation to update any of these forward-looking statements.